Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trading and Rights to Potential True-Up Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, March 18, 2015 – Whiting USA Trust I (the “Trust”) is issuing this press release to clarify the rights of street name holders of Trust units as it relates to any future “true-up” distribution after the final March 19, 2015 record date. As previously announced, the net profits interest generated a $133,718 net loss for the period of January 1, 2015 through January 28, 2015, the termination date of the net profits interest. However, because that determination was based on calculations that included estimates, there is a slight possibility that actual revenues and expenses relating to the net profits interest could result in a small “true-up” distribution to the Trust on or about August 31, 2015.

Unitholders of record on March 19, 2015 will be entitled to a “true-up” distribution, if any. As of the date of this press release, 99.9% of the Trust’s total 13,863,889 units outstanding were held by Cede & Co., which is The Depository Trust Corporation’s nominee, and Whiting Petroleum Corporation (“Whiting”) as the official unitholders of record. Therefore, the March 19, 2015 record date, as it relates to a potential “true-up” distribution (if any), is only applicable to unitholders of record such as Cede & Co. and Whiting, and the ex-date, as discussed below, actually determines which street name holders will be eligible to receive the “true-up” distribution.

Trading in the Trust units by street name holders may continue on a “due bill” basis after the record date until the ex-date for any “true-up” distribution. Investors should consider the following, among other factors, carefully:

•	The likelihood of any “true-up” distribution to occur is small.

•	If there is a “true-up” distribution, it is likely to be insignificant.

•	Any person buying Trust units may never receive a distribution at all, and may not be able to find a buyer for the Trust units at any price.

•	Any person buying Trust units on or after the ex-date for the “true-up” distribution, if any, will not be entitled to any distribution whatsoever.

•	Any person selling Trust units prior to the ex-date will not be entitled to the “true-up” distribution, if there is one.

The ex-date for any such “true-up” distribution has not been set. The Financial Industry Regulatory Authority, Inc., or FINRA, will set the ex-date after the Trust issues a press release announcing the amount of such distribution, if any, which is not expected to occur until August 2015. The Trustee does not set the ex-date, and therefore, investors should contact their broker with any questions about the ex-date for any potential distribution.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. Whether the Trust units trade on a “due-bill” basis or at all, whether there will be any “true-up” distribution, and if so, when the ex-date for the “true-up” distribution will be, are all outside of the control of the Trust, the Trustee and Whiting, and no assurance can be given that any of the forward-looking statements in the press release will occur. The trading price of the Trust units is affected by factors outside of the control of the Trust, the Trustee and Whiting, including actions of market participants, among others. Important factors that could cause actual results to differ materially include expenses of the Trust, all of which must be paid or provided for before any “true-up” distribution could be made. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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